Exhibit 99.1

Enviva Partners, LP Reports Financial Results for the Fourth Quarter and Full Year 2018 and Announces New Japanese Off-Take Contracts

BETHESDA, MD, February 20, 2019 — Enviva Partners, LP (NYSE: EVA) (“Enviva,” the “Partnership,” or “we”) today reported financial and operating results for the fourth quarter and full year of 2018.

Highlights:

•                  For the full year of 2018, reported net income of $7.0 million.  Adjusted net income, which excludes the impact of the Chesapeake Incident and the Hurricane Events, was $21.5 million.  Adjusted EBITDA was $102.6 million

•                  For the fourth quarter of 2018, reported net income of $9.4 million. Adjusted net income, which excludes the impact of the Chesapeake Incident and the Hurricane Events, was $13.6 million.  Adjusted EBITDA was $33.8 million

•                  Provided full-year 2019 guidance for net income in a range of $31.0 million to $39.0 million and adjusted EBITDA in a range of $127.0 million to $135.0 million, including the benefit of additional throughput at the Wilmington terminal from the Hamlet plant

•                  We expect to distribute at least $2.61 per common unit for full-year 2019 before considering the benefit of additional drop-down transactions

•                  The Partnership and our sponsor executed two new take-or-pay off-take contracts with Japanese customers totaling more than 540,000 MTPY commencing in 2022 and 2023

“Despite the challenges in 2018 from the Chesapeake Incident and Hurricanes Florence and Michael, we closed the year strong, generating almost $34 million in adjusted EBITDA for the fourth quarter,” said John Keppler, Chairman and Chief Executive Officer of Enviva. “With expansions underway inside the Partnership and tremendous development activities at the sponsor, our anticipated growth in 2019 will help us make material progress towards our goal of more than doubling the adjusted EBITDA of the Partnership over the next few years.”

Fourth Quarter Financial Results

For the fourth quarter of 2018, we generated net revenue of $168.7 million, an increase of 4.8 percent, or $7.7 million, from the corresponding quarter of 2017.  Included in net revenue were product sales of $166.0 million on 874,000 metric tons (“MT”) of wood pellets sold during the fourth quarter of 2018, as compared to $156.1 million on 805,000 MT of wood pellets sold during the corresponding quarter of 2017.  The $9.9 million increase in product sales was primarily attributable to an 8.6 percent increase in sales volumes, partially offset by a decrease in pricing due primarily to customer contract mix.  Other revenue was $2.7 million for the fourth quarter of 2018, as compared to $4.9 million for the corresponding quarter of 2017.  The decrease is primarily due to changes in accounting treatment for purchase and sale transactions as the result of the adoption of ASC 606.

For the fourth quarter of 2018, we generated gross margin of $24.5 million, as compared to $25.7 million for the corresponding period in 2017.  Adjusted gross margin, which excludes the impact of the Chesapeake Incident and the Hurricane Events, was $31.7 million for the fourth quarter of 2018, as compared to $38.2 million for the fourth quarter of 2017.  Adjusted gross margin per metric ton was $36.23 for the fourth quarter of 2018, as compared to adjusted gross margin per metric ton of $47.43 for the fourth quarter of 2017.  Excluding the impact of ASC 606 for comparison purposes, adjusted gross margin per metric ton would have been $43.88 for the fourth quarter of 2017.  Adjusted gross margin decreased primarily as the result of lower pricing due to customer contract mix and higher production costs.

For the fourth quarter of 2018, net income and adjusted net income were $9.4 million and $13.6 million, respectively.  For the fourth quarter of 2017, net income and adjusted net income were $7.9 million.

Adjusted EBITDA for the fourth quarter of 2018 was $33.8 million, as compared to $31.9 million for the corresponding quarter of 2017.  The increase was primarily due to higher sales volumes, partially offset by lower pricing due to customer contract mix and higher production costs.  Distributable cash flow, prior to any distributions attributable to incentive distribution rights paid to our general partner, was $23.2 million for the fourth quarter of 2018, as compared to $22.1 million for the corresponding quarter of 2017.

As of December 31, 2018, the Partnership had $2.5 million of cash on hand and $73.0 million of borrowings outstanding under its senior secured credit facility.  The increase in revolving borrowings of $61.5 million in the fourth quarter of 2018 is due primarily to repayment of $41.2 million of outstanding term loans under the Partnership’s senior secured credit facility in connection with the  amendment of the Partnership’s credit agreement on October 18, 2018.

Annual Financial Results

For full-year 2018, we generated net revenue of $573.7 million, an increase of 5.6 percent, or $30.5 million, from 2017.  Included in net revenue were product sales of $564.0 million on a volume of 3.0 million MT of wood pellets during 2018, as compared to $522.3 million on a volume of 2.7 million MT in 2017.  The $41.8 million increase in product sales was primarily attributable to a 9.5 percent increase in sales volumes, partially offset by a decrease in pricing due primarily to customer contract mix.

Gross margin was $69.4 million for full-year 2018, as compared to $78.8 million for 2017, a decrease of $9.4 million.  Adjusted gross margin, which excludes the impact of the Chesapeake Incident and the Hurricane Events, was $115.8 million for full-year 2018, as compared to $123.6 million for 2017.  Adjusted gross margin per metric ton was $38.81 for full-year 2018, as compared to $45.38 for full-year 2017.  Excluding the impact of ASC 606 for comparison purposes, adjusted gross margin per metric ton would have been $42.19 for full-year 2017.  Adjusted gross margin decreased primarily due to decreases in purchase and sale transactions and lower pricing due to customer contract mix.

For full-year 2018, net income and adjusted net income were $7.0 million and $21.5 million, respectively.   For full-year 2017, net income and adjusted net income were $14.4 million.

Adjusted EBITDA for full-year 2018 was $102.6 million, as compared to $102.4 million for full-year 2017, as higher sales volumes were offset by decreases in purchase and sale transactions and lower pricing due to customer contract mix.  Distributable cash flow, prior to any distributions attributable to incentive distribution rights paid to our general partner, was $63.8 million.

Chesapeake Incident and Hurricane Events

The Partnership continues to pursue recoveries of costs and losses related to the previously reported fire incident at the Partnership’s marine export terminal in Chesapeake, Virginia (the “Chesapeake Incident”) and Hurricanes Florence and Michael (the “Hurricane Events”) from insurers and other responsible parties.  Outstanding claims from the Chesapeake Incident and the Hurricane Events total approximately $27.2 million.  The total amount the Partnership will receive in respect of these claims, and the timing of payment thereon, are not entirely within the Partnership’s control.  In addition to presenting our financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), in certain cases we have provided financial results excluding the financial impact of the Chesapeake Incident and/or the Hurricane Events.  References herein to the financial impact of the Chesapeake Incident and/or the Hurricane Events include the approximate costs incurred during 2018 offset by insurance recoveries received.

Distribution

As announced on January 30, 2019, the board of directors of our general partner (the “Board”) declared a distribution of $0.64 per common unit for the fourth quarter of 2018.  This distribution represents the fourteenth consecutive distribution increase since the Partnership’s initial public offering of common units representing limited partner interests.  The Partnership’s distributable cash flow, net of amounts attributable to incentive distribution rights, of $21.5 million for the fourth quarter of 2018 covers the distribution for the quarter at 1.26 times.  The quarterly distribution will be paid on Thursday, February 28, 2019, to unitholders of record as of the close of business on Friday, February 15, 2019.

Outlook and Guidance

The Partnership expects full-year 2019 net income to be in the range of $31.0 million to $39.0 million and adjusted EBITDA to be in the range of $127.0 million to $135.0 million.  The Partnership expects to incur maintenance capital expenditures of $6.3 million and interest expense net of amortization of debt issuance costs and original issue discount of $38.6 million in 2019.  As a result, the Partnership expects full-year distributable cash flow to be in the range of $82.1 million to $90.1 million, prior to any distributions attributable to incentive distribution rights paid to our general partner.  For full-year 2019, we expect to distribute at least $2.61 per common unit.  The guidance amounts provided above, including the distribution expectation, include the benefit of throughput at the Partnership’s deep-water marine terminal in Wilmington, North Carolina (the “Wilmington terminal”) from the sponsor’s production plant in Hamlet, North Carolina (the “Hamlet plant”) for the second half of the year, but do not include the impact of any additional acquisitions by the Partnership from the sponsor, its joint ventures, or third parties, or any recoveries related to the Chesapeake Incident or the Hurricane Events.  The Partnership’s quarterly income and cash flow are subject to seasonality and the mix of customer shipments made, which vary from period to period.  As such, the Board evaluates the Partnership’s distribution coverage ratio on an annual basis when determining the distribution for a quarter.

“The long-term stability and durability of our fully contracted production capacity has enabled Enviva to build a track record of increasing our distribution per unit for each of the fourteen quarters since our IPO, a trend we expect to continue,” said Shai Even, Chief Financial Officer of Enviva.  “Although we expect full-year 2019 distribution coverage to be around our annual expectations, we believe quarterly distribution coverages will be much higher in the second half of the year than for the first, given the seasonality we experience, which is a profile similar to 2017 and 2018.”

Market and Contracting Update

Our strategy is to fully contract the wood pellet production from our plants under long-term, take-or-pay off-take contracts.  The Partnership’s current production capacity is matched with a portfolio of firm and contingent off-take contracts that has a total weighted-average remaining term of 9.7 years and a total of $7.9 billion product sales backlog as of February 1, 2019.  Assuming all volumes under the firm and contingent off-take contracts held by our sponsor and its joint ventures, which we expect to have the opportunity to acquire, were included, our total weighted-average remaining term and product sales backlog would increase to 12.3 years and $14.6 billion, respectively.  Included in product sales backlog above are $0.6 billion and $2.2 billion of contingent contracts held by the Partnership and the sponsor and its joint ventures, respectively.  The wood pellets expected to be delivered throughout the term of these contracts would displace more than 64 million metric tons of coal.

In addition to the approximately 1.5 million metric tons per year (“MTPY”) of firm, long-term contracts with Japanese counterparties that the Partnership and its sponsor have previously announced, the Partnership and its sponsor have recently executed several additional agreements with Japanese counterparties totaling more than 540,000 MTPY of additional volumes, including:

•                  The Partnership executed a new 17-year, take-or-pay off-take contract with a major Japanese trading house to supply a Japanese independent power producer, subject to certain conditions precedent, which the Partnership expects to be met in the first quarter of 2019.  Deliveries under the contract are expected to commence in 2023 with initial volumes of 100,000 MTPY of wood pellets for the first five contract years, increasing to 175,000 MTPY thereafter.

•                  The Partnership’s sponsor executed a new 18-year, take-or-pay off-take contract with a major Japanese trading house to supply a new biomass power plant, subject to certain conditions precedent.  Deliveries under this contract are expected to commence in 2022 with volumes of 440,000 MTPY of wood pellets.

Several recent developments demonstrate the continued strong growth expected in global demand for industrial-grade wood pellets:

•                  After a provisional agreement on June 14, 2018, the final text of the Renewable Energy Directive II (“RED II”) was formally adopted by the European Parliament and the European Council and became legally binding on December 24, 2018.  The directive dictates that, by 2030, the share of energy from renewable sources must account for at least 32 percent of the European Union’s gross consumption.  Furthermore, the European Commission is required to re-evaluate and potentially increase the 32 percent target by 2023.  This landmark legislation is expected to drive continued growth in the use of biomass energy across the European Union through the 2020s.

•                  On January 26, 2019, Germany’s Commission on Growth, Structural Economic Change and Employment, otherwise known as the “Coal Commission,” agreed on a final report that proposes to end coal-fired power production in Germany by 2038.  The report proposes to decommission 12.5 gigawatts (“GWs”) of coal-fired power generation capacity by 2022 and more than 25.0 GWs by 2030.  The Coal Commission also proposes more than 40 billion Euros in aid to regions affected by the coal phase-out to facilitate the transition.  Given the need across the industrial landscape in Germany for continued baseload and dispatchable thermal and electric energy, this ambitious goal creates significant challenges that we believe cost-effective conversions of coal-fired generation to biomass are uniquely suited to solve.  Several utilities, including Vattenfall, have announced that they are currently evaluating biomass solutions.

•                  On December 12, 2018, Japan’s Ministry of Economy, Trade, and Industry (METI) announced that, as of June 2018, Japan’s operating biomass power generation capacity under its feed-in-tariff (“FiT”) scheme reached approximately 2.4 GWs.  Coupled with additional FiT-approved biomass power generation capacity of 8.6 GWs, total biomass generation capacity under the FiT scheme is now 11.0 GWs.  Although some approved capacity may be cancelled if developers fail to meet certain project development milestone requirements, the approved capacity is significantly above the country’s target of 6.0 to 7.5 GWs of biomass power by 2030.  For reference, it would take at least 25.0 to 30.0 million metric tons of wood pellets annually to generate 10.0 GWs of biomass power.

Sustainability

Since the Enviva Forest Conservation Fund was launched in 2015, our sponsor has contributed to the conservation of more than 17,000 acres of sensitive forests, which is nearly half of the initial 10-year target of 35,000 acres.  Programs like the Enviva Forest Conservation Fund and our sponsor’s industry leading Track & Trace® system demonstrate our commitment to sustainability in ways that extend far beyond third-party audits, compliance, and certification.

During 2018, our sponsor nearly doubled the total acres enrolled in the Independently Managed Group (“IMG”) it operates under the American Tree Farm System (“ATFS”).  The IMG is one of the innovative ways our sponsor increases sustainably certified forestlands across the Southeastern United States.  Through the IMG and other efforts with state tree farm systems, our sponsor has added more than 66,000 certified acres to our supply base areas to date.  In 2018, 45.2 percent of certified wood delivered to our four production plants in North Carolina and Virginia came from the IMG operated by our sponsor.  Currently, one out of every ten acres of ATFS-certified forest land in North Carolina is enrolled in our sponsor’s IMG.  This significant increase in certified land demonstrates our and our sponsor’s commitment to sustainable forestry practices and our customers’ demand for responsibly sourced wood fiber.

Development Activities

The Partnership’s previously announced projects to increase the aggregate production capacity of its wood pellet production plants in Northampton, North Carolina and Southampton, Virginia by approximately 400,000 MTPY in the aggregate (the “Mid-Atlantic Expansions”) have commenced.  Major pieces of equipment have been ordered and detailed engineering is nearing completion.  The Partnership expects completion of the expansion activities in the first half of 2020 with startup shortly thereafter, subject to receiving necessary permits.

The initial joint venture (the “First Hancock JV”) between affiliates of our sponsor and John Hancock Life Insurance Company (U.S.A.) (“John Hancock”) is nearing completion of the Hamlet plant.  The First Hancock JV expects the Hamlet plant will be operational in the first half of 2019.

The Partnership previously made an initial payment of $56.0 million to the First Hancock JV when it acquired the Wilmington terminal.  Upon first deliveries to the Wilmington terminal from the Hamlet plant, the Partnership expects to make another payment of $74.0 million to the First Hancock JV, subject to certain conditions.  The Partnership expects to benefit from incremental adjusted EBITDA associated with throughput at the Wilmington terminal from the Hamlet plant.

The second joint venture between affiliates of our sponsor and John Hancock (the “Second Hancock JV”) continues to invest incremental capital in its wood pellet production plant in Greenwood, South Carolina (the “Greenwood plant”).  The Partnership currently purchases wood pellets produced by the Greenwood plant under a take-or-pay off-take contract.  The Second Hancock JV expects to increase the Greenwood plant’s production capacity from 500,000 MTPY to 600,000 MTPY, subject to receiving necessary permits.

The Second Hancock JV is completing its final investment decision process on a proposed deep-water marine terminal in Pascagoula, Mississippi and a wood pellet production plant in Lucedale, Mississippi, and continues to evaluate additional development locations, including sites in Epes, Alabama, and Taylorsville, Mississippi, to support recently executed and anticipated future off-take contracts.

The Partnership expects to have the opportunity to acquire these assets from our sponsor and its joint ventures with John Hancock.

Presentation of Financial Results and Adoption of ASC 606

As of January 1, 2018, the Partnership adopted Financial Accounting Standards Board Accounting Standards Codification 606 Topic (“ASC 606”), Revenue from Contracts with Customers, which requires entities to recognize revenue when control of the promised goods or services is transferred to customers in an amount that reflects the consideration to which such entity expects to be entitled to in exchange for those goods or services. Prior to the adoption of ASC 606, back-to-back transactions to purchase and sell wood pellets, where title and risk of loss are immediately transferred to the ultimate purchaser, were recorded in other revenue, net of costs paid to third-party suppliers. Pursuant to ASC 606, the Partnership now recognizes revenue from such transactions on a gross basis in product sales.

Unless otherwise indicated, the financial results for the three and twelve months ended December 31, 2018 presented in this release are prepared on this basis.

Conference Call

We will host a conference call with executive management related to our fourth quarter and full-year 2018 results and a more detailed market update at 10:00 a.m. (Eastern Time) on Thursday, February 21, 2019. Information on how interested parties may listen to the conference call is available on the Investor Relations page of our website (www.envivabiomass.com). A replay of the conference call will be available on our website after the live call concludes.

About Enviva Partners, LP

Enviva Partners, LP (NYSE: EVA) is a publicly traded master limited partnership that aggregates a natural resource, wood fiber, and processes it into a transportable form, wood pellets. The Partnership sells a significant majority of its wood pellets through long-term, take-or-pay agreements with creditworthy customers in the United Kingdom and Europe. The Partnership owns and operates six plants with a combined production capacity of nearly three million metric tons of wood pellets per year in Virginia, North Carolina, Mississippi, and Florida. In addition, the Partnership exports wood pellets through its owned marine terminal assets at the Port of Chesapeake, Virginia, and the Port of Wilmington, North Carolina and from third-party marine terminals in Mobile, Alabama and Panama City, Florida.

To learn more about Enviva Partners, LP, please visit our website at www.envivabiomass.com.

Notice

This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b)(4). Brokers and nominees should treat 100 percent of the Partnership’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Non-GAAP Financial Measures

We use adjusted net income, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to measure our financial performance.

Adjusted Net Income

We define adjusted net income as net income excluding certain expenses incurred related to the Chesapeake Incident and the Hurricane Events, consisting of emergency response expenses, expenses related to the disposal of inventory, and asset disposal and repair costs, offset by insurance recoveries received, as well as interest expense associated with incremental borrowings related to the Chesapeake Incident. We believe that adjusted net income enhances investors’ ability to compare the past financial performance of our underlying operations with our current performance separate from certain items of gain or loss that we characterize as unrepresentative of our ongoing operations.

Adjusted Gross Margin per Metric Ton

We use adjusted gross margin per metric ton to measure our financial performance. We define adjusted gross margin as gross margin excluding asset disposals, depreciation and amortization, changes in unrealized derivative instruments related to hedged items included in gross margin, and certain items of income or loss that we characterize as unrepresentative of our ongoing operations, including certain expenses incurred related to the Chesapeake Incident and Hurricane Events, consisting of emergency response expenses, expenses related to the disposal of inventory, and asset disposal and repair costs, offset by insurance recoveries received, as well as employee compensation and other related costs allocated to us in respect of the Chesapeake Incident and the Hurricane Events pursuant to our management services agreement with an affiliate of our sponsor for services that could otherwise have been dedicated to our ongoing operations. We believe adjusted gross margin per metric ton is a meaningful measure because it compares our revenue-generating activities to our operating costs for a view of profitability and performance on a per metric ton basis. Adjusted gross margin per metric ton will primarily be affected by our ability to meet targeted production volumes and to control direct and indirect costs associated with procurement and delivery of wood fiber to our production plants and the production and distribution of wood pellets.

Adjusted EBITDA

We view adjusted EBITDA as an important indicator of our financial performance. We define adjusted EBITDA as net income or loss excluding depreciation and amortization, interest expense, income tax expense, early retirement of debt obligations, non-cash unit compensation expense, asset impairments and disposals, changes in unrealized derivative instruments related to hedged items included in gross margin and other income and expense, and certain items of income or loss that we characterize as unrepresentative of our ongoing operations, including certain expenses incurred related to the Chesapeake Incident and Hurricane Events, consisting of emergency response expenses, expenses related to the disposal of inventory, and asset disposal and repair costs, offset by insurance recoveries received, as well as employee compensation and other related costs allocated to us in respect of the Chesapeake Incident and the Hurricane Events pursuant to our management services agreement with an affiliate of our sponsor for services that could otherwise have been dedicated to our ongoing operations. Adjusted EBITDA is a supplemental measure used by our management and other users of our financial statements, such as investors, commercial banks and research analysts, to assess the financial performance of our assets without regard to financing methods or capital structure.

Distributable Cash Flow

We define distributable cash flow as adjusted EBITDA less maintenance capital expenditures and interest expense net of amortization of debt issuance costs, debt premium, original issue discounts, and the impact from incremental borrowings related to the Chesapeake Incident. We use distributable cash flow as a performance metric to compare the cash-generating performance of the Partnership from period to period and to compare the cash-generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. We do not rely on distributable cash flow as a liquidity measure.

Limitations of Non-GAAP Measures

Adjusted net income, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow are not financial measures presented in accordance with accounting principles generally accepted in the United States (“GAAP”).  We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures. Each of these non-GAAP financial measures has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures.  You should not consider adjusted net income, adjusted gross margin per metric ton, adjusted EBITDA, or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP.

Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present a reconciliation of adjusted net income, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to the most directly comparable GAAP financial measures, as applicable, for each of the periods indicated.

	Three Months Ended			Year Ended
	December 31,			December 31,
	2018		2017	2018	2017
	(in thousands)
Net income	$9,387		$7,898	$6,952	$14,373
Chesapeake Incident and Hurricane Events	3,952	(1)	—	12,951	—
Interest expense from incremental borrowings related to Chesapeake Incident	241		—	1,567	—
Adjusted net income	$13,580		$7,898	$21,470	$14,373

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(in thousands)
Reconciliation of gross margin to adjusted gross margin per metric ton:
Metric tons sold	874	805	2,983	2,724
Gross margin	$24,529	$25,721	$69,441	$78,802
Loss on disposal of assets	1,486	1,657	2,386	4,899
Depreciation and amortization	11,379	10,800	40,179	39,904
Chesapeake Incident and Hurricane Events	(2,446)	—	7,799	—
Changes in unrealized derivative instruments	(3,282)	—	(4,032)	—
Adjusted gross margin	$31,666	$38,178	$115,773	$123,605
Adjusted gross margin per metric ton	$36.23	$47.43	$38.81	$45.38

(1) The $4.0 million increase to Adjusted Net Income and Adjusted EBITDA related to the Chesapeake Incident and Hurricane Events is comprised of:  an increase of $8.3 million for costs incurred during the fourth quarter of 2018 plus an increase of $4.9 million for costs identified from new information arising during the fourth quarter of 2018 but incurred and recorded during the first nine months of 2018, offset by a decrease of $9.3 million for insurance recoveries related to costs incurred during the first nine months of 2018.

	Three Months Ended			Year Ended
	December 31,			December 31,
	2018		2017	2018	2017
	(in thousands)
Reconciliation of adjusted EBITDA and distributable cash flow to net income:
Net income	$9,387		$7,898	$6,952	$14,373
Add:
Depreciation and amortization	11,505		11,246	40,745	40,361
Interest expense	9,334		8,674	36,471	31,744
Early retirement of debt obligation	751		—	751	—
Non-cash unit compensation expense	625		(99)	6,229	5,014
Asset impairments and disposals	1,486		2,484	2,386	5,726
Changes in unrealized derivative instruments	(3,282)		1,565	(4,032)	1,565
Chesapeake Incident and Hurricane Events	3,952	(2)	—	12,951	—
Transaction expenses	2		171	178	3,598
Adjusted EBITDA	33,760		31,939	102,631	102,381
Less:
Interest expense, net of amortization of debt issuance costs, debt premium costs, original issue discount and impact from incremental borrowings related to Chesapeake Incident	8,986		8,388	33,970	30,297
Maintenance capital expenditures	1,620		1,483	4,872	4,353
Distributable cash flow attributable to Enviva Partners, LP	$23,154		$22,068	$63,789	$67,731
Less: Distributable cash flow attributable to incentive distribution rights	1,671		1,129	5,867	3,398
Distributable cash flow attributable to Enviva Partners, LP limited partners	$21,483		$20,939	$57,922	$64,333

Cash distributions declared attributable to Enviva Partners, LP limited partners	$17,007		$16,337	$67,012	$62,129

Distribution coverage ratio	1.26		1.28	0.86	1.04

(2) The $4.0 million increase to Adjusted Net Income and Adjusted EBITDA related to the Chesapeake Incident and Hurricane Events is comprised of:  an increase of $8.3 million for costs incurred during the fourth quarter of 2018 plus an increase of $4.9 million for costs identified from new information arising during the fourth quarter of 2018 but incurred and recorded during the first nine months of 2018, offset by a decrease of $9.3 million for insurance recoveries related to costs incurred during the first nine months of 2018.

The following table provides a reconciliation of the estimated range of adjusted EBITDA to the estimated range of net income, in each case for the twelve months ending December 31, 2019 (in millions):

Twelve Months Ending December 31, 2019
Estimated net income	$31.0 - 39.0
Add:
Depreciation and amortization	44.5
Interest expense	39.8
Non-cash unit compensation expense	9.7
Other non-cash expenses	2.0
Estimated adjusted EBITDA	$127.0 - 135.0
Less:
Interest expense net of amortization of debt issuance costs, debt premium and original issue discounts	38.6
Maintenance capital expenditures	6.3
Estimated distributable cash flow	$82.1 - 90.1

Cautionary Note Concerning Forward-Looking Statements

Certain statements and information in this press release, including those concerning our future results of operations, acquisition opportunities, and distributions, may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on the Partnership’s current expectations and beliefs concerning future developments and their potential effect on the Partnership. Although management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. The forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to: (i) the volume and quality of products that we are able to produce or source and sell, which could be adversely affected by, among other things, operating or technical difficulties at our plants or deep-water marine terminals; (ii) the prices at which we are able to sell our products; (iii) failure of the Partnership’s customers, vendors, and shipping partners to pay or perform their contractual obligations to the Partnership; (iv) the creditworthiness of our contract counterparties; (v) the amount of low-cost wood fiber that we are able to procure and process, which could be adversely affected by, among other things, disruptions in supply or operating or financial difficulties suffered by our suppliers; (vi) changes in the price and availability of natural gas, coal, or other sources of energy; (vii) changes in prevailing economic conditions; (viii) our inability to complete acquisitions, including acquisitions from our sponsor, or to realize the anticipated benefits of such acquisitions; (ix) inclement or hazardous environmental conditions, including extreme precipitation, temperatures and flooding; (x) fires, explosions or other accidents; (xi) changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry, the international shipping industry, or power generators; (xii) changes in the regulatory treatment of biomass in core and emerging markets; (xiii) our inability to acquire or maintain necessary permits or rights for our production, transportation, or terminaling operations; (xiv) changes in the price and availability of transportation; (xv) changes in foreign currency exchange or interest rates, and the failure of our hedging arrangements to effectively reduce our exposure to the risks related thereto; (xvi) risks related to our indebtedness; (xvii) our failure to maintain effective quality control systems at our production plants and deep-water marine terminals, which could lead to the rejection of our products by our customers; (xviii) changes in the quality specifications for our products that are required by our customers; (xix) labor disputes; (xx) the effects of the anticipated exit of the United Kingdom from the EU on our and our customers’ businesses; (xxi) our inability to hire, train or retain qualified personnel to manage and operate our business and newly acquired assets; (xxii) our inability to borrow funds and access capital markets; (xxiii) our mis-estimation of the timing and extent of our ability to recover the costs associated with the Chesapeake Event and the Hurricanes through our insurance policies and other contractual rights; and (xxiv) our inability to complete the Mid-Atlantic Expansions or future construction projects on time and within budget.

For additional information regarding known material factors that could cause the Partnership’s actual results to differ from projected results, please read its filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q most recently filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information or future events or otherwise.

Financial Statements

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2018 and 2017

(In thousands, except number of units)

(Unaudited)

	2018	2017
Assets
Current assets:
Cash and cash equivalents	$2,460	$524
Accounts receivable	56,094	79,185
Insurance receivable	3,840	—
Related-party receivables	1,392	5,412
Inventories	31,490	23,536
Prepaid expenses and other current assets	2,235	1,006
Total current assets	97,511	109,663
Property, plant and equipment, net	557,028	562,330
Goodwill	85,615	85,615
Other long-term assets	8,616	2,503
Total assets	$748,770	$760,111
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$15,551	$7,554
Related-party payables	28,225	26,398
Deferred consideration for Wilmington Drop-Down due to related-party	74,000	—
Accrued and other current liabilities	41,400	29,363
Current portion of interest payable	5,434	5,029
Current portion of long-term debt and capital lease obligations	2,722	6,186
Total current liabilities	167,332	74,530
Long-term debt and capital lease obligations	429,933	394,831
Deferred consideration for Wilmington Drop-Down due to related-party	—	74,000
Long-term interest payable	1,010	890
Other long-term liabilities	3,779	5,491
Total liabilities	602,054	549,742
Commitments and contingencies
Partners’ capital:
Limited partners:
Common unitholders—public (14,573,452 and 13,073,439 units issued and outstanding at December 31, 2018 and December 31, 2017, respectively)	207,612	224,027
Common unitholder—sponsor (11,905,138 and 1,347,161 units issued and outstanding at December 31, 2018 and December 31, 2017, respectively)	72,352	16,050
Subordinated unitholder—sponsor ( no units issued and outstanding at December 31, 2018 and 11,905,138 units issued and outstanding at December 31, 2017)	—	101,901
General partner (no outstanding units)	(133,687)	(128,569)
Accumulated other comprehensive income (loss)	439	(3,040)
Total Enviva Partners, LP partners’ capital	146,716	210,369
Total liabilities and partners’ capital	$748,770	$760,111

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Product sales	$165,979	$156,108	$564,010	$522,250
Other revenue	2,694	4,900	9,731	20,971
Net revenue	168,673	161,008	573,741	543,221
Cost of goods sold, excluding depreciation and amortization	131,279	122,830	461,735	419,616
Loss on disposal of assets	1,486	1,657	2,386	4,899
Depreciation and amortization	11,379	10,800	40,179	39,904
Total cost of goods sold	144,144	135,287	504,300	464,419
Gross margin	24,529	25,721	69,441	78,802
General and administrative expenses	6,235	6,770	27,641	30,107
Disposal and impairment of assets held for sale	—	827	—	827
Total general and administrative expenses	6,235	7,597	27,641	30,934
Income from operations	18,294	18,124	41,800	47,868
Other income (expense):
Interest expense	(9,334)	(8,674)	(36,471)	(31,744)
Early retirement of debt obligation	(751)	—	(751)	—
Other income (expense)	1,178	(1,552)	2,374	(1,751)
Total other expense, net	(8,907)	(10,226)	(34,848)	(33,495)
Net income	9,387	7,898	6,952	14,373
Less net loss attributable to noncontrolling partners’ interests	—	(40)	—	3,140
Net income attributable to Enviva Partners, LP	9,387	7,858	6,952	17,513
Less: Pre-acquisition loss from inception to December 13, 2016 from operations of Enviva Pellets Sampson, LLC Drop-Down allocated to General Partner	$—	$—	$—	$—
Less: Pre-acquisition loss from inception to October 1, 2017 from operations of Enviva Port of Wilmington, LLC Drop-Down allocated to General Partner	—	32	—	(3,049)
Enviva Partners, LP limited partners’ interest in net income	$9,387	$7,826	$6,952	$20,562
Net income per limited partner common unit:
Basic	$0.29	$0.25	$0.04	$0.65
Diluted	$0.28	$0.24	$0.04	$0.61
Net income per limited partner subordinated unit:
Basic	$—	$0.25	$0.04	$0.65
Diluted	$—	$0.25	$0.04	$0.65
Weighted-average number of limited partner units outstanding:
Common—basic	26,479	14,417	21,533	14,403
Common—diluted	27,438	15,390	22,553	15,351
Subordinated—basic and diluted	—	11,905	4,893	11,905

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2018 and 2017

(In thousands)

(Unaudited)

	2018	2017
Cash flows from operating activities:
Net income	$6,952	$14,373
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40,745	40,361
Amortization of debt issuance costs, debt premium and original issue discounts	1,093	1,448
General and administrative expense incurred by the First Hancock JV prior to Enviva Port of Wilmington, LLC and Enviva Pellets Sampson, LLC Drop-Downs	—	1,343
Early retirement of debt obligation	751	—
Loss on disposal of assets and assets held for sale	2,386	5,726
Unit-based compensation	6,229	5,014
De-designation of foreign currency forwards and options	(1,947)	1,593
Unrealized loss on foreign currency transactions	23	(3)
Fair value changes in derivatives	(7,464)	—
Change in operating assets and liabilities:
Accounts receivable, net	19,230	(1,317)
Related-party receivables	2,720	1,577
Prepaid expenses, assets held for sale and other current and long-term assets	(182)	(138)
Inventories	(7,843)	5,758
Derivatives	4,907	(1,720)
Accounts payable, accrued liabilities and other current liabilities	14,916	(2,331)
Related-party payables	173	15,733
Accrued interest	367	(1,330)
Other long-term liabilities	997	1,008
Net cash provided by operating activities	84,053	87,095
Cash flows from investing activities:
Purchases of property, plant and equipment	(27,132)	(28,744)
Insurance proceeds from property loss	1,130	—
Proceeds from the sale of property, plant and equipment	—	143
Net cash used in investing activities	(26,002)	(28,601)
Cash flows from financing activities:
Principal payments on debt and capital lease obligations	(272,716)	(82,954)
Cash paid related to debt issuance costs and deferred offering costs	(2,495)	(735)
Distributions, proceeds from contributions and contributions associated with Enviva Pellets Sampson, LLC and Enviva Port of Wilmington, LLC Drop-Downs from the sponsor and First Hancock JV	—	(44,312)
Proceeds from common unit issuance under the At-the-Market Offering Program, net	241	1,938
Distributions to unitholders, distribution equivalent rights and incentive distribution rights holder	(73,518)	(64,325)
Proceeds from debt issuance	299,250	131,952
Payment to General Partner to purchase affiliate common units for Long-Term Incentive Plan vesting	(2,341)	—
Payment for withholding tax associated with Long-Term Incentive Plan vesting	(4,536)	—
Net cash (used in) provided by financing activities	(56,115)	(58,436)
Net increase (decrease) in cash, cash equivalents and restricted cash	1,936	58
Cash, cash equivalents and restricted cash, beginning of period	524	466
Cash, cash equivalents and restricted cash, end of period	$2,460	$524

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Consolidated Statements of Cash Flows (continued)

Years ended December 31, 2018 and 2017

(In thousands)

(Unaudited)

	2018	2017
Non-cash investing and financing activities:
The Partnership acquired property, plant and equipment in non-cash transactions as follows:
Property, plant and equipment acquired included in accounts payable and accrued liabilities	$8,939	$2,653
Property, plant and equipment acquired under capital leases	3,512	1,956
Property, plant and equipment transferred from inventories	2	226
Property, plant and equipment capitalized interest	158	—
Deferred consideration to sponsor included in related-party payable	—	74,000
Retained matters from the First Hancock JV included in related-party receivables	—	585
Distributions included in liabilities	1,659	741
Conversion of subordinated units to common units	78,504	—
Application of short-term deposit to fixed assets	—	258
Transfer of Enviva Port of Wilmington, LLC Drop-Down consideration to short-term	74,000	—
Debt issuance costs included in accrued liabilities	103	—
Depreciation capitalized to inventories	567	(427)
Due from the First Hancock JV for Enviva Pellets Sampson, LLC Drop-Down	—	—
Supplemental information:
Interest paid	$35,222	$31,513

Investor Contact:

Raymond Kaszuba

(240) 482-3856

ir@envivapartners.com